EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS SALES UP 29% FOR THE FIRST QUARTER OF 2006

Company Raises the Outlook for the Year

Cleveland, Ohio — April 26, 2006 — Brush Engineered Materials Inc. (NYSE-BW) today reported first quarter 2006 sales of $167.7 million. Sales were up $37.3 million or 29% compared to sales of $130.4 million in the first quarter of 2005. Net income for the first quarter was $5.2 million, and earnings per share diluted was $0.27, up 21% compared to net income of $4.3 million and earnings per share diluted of $0.22 for the same quarter of 2005.

The strong sales growth in the first quarter was driven by a combination of increased demand from the Company’s major markets, added sales from acquisitions made subsequent to the first quarter of the prior year and higher metal prices. Demand in the quarter was especially strong in the magnetic data storage, telecommunications and computer, and industrial component market segments. The growth was also driven in part by solid performance from new product applications in the magnetic data storage, wireless photonics, handset, semiconductor, oil and gas, heavy equipment and aerospace markets. Acquisitions added $8.7 million of sales in the quarter. Approximately one fourth of the year-over-year sales increase in the quarter is related to higher precious and base metal prices. The first quarter was the thirteenth consecutive quarter where sales were higher than the comparable quarter of the prior year.

Gross margin as a percent of sales improved by 1.5 points in the quarter compared to the Company’s fourth quarter 2005 gross margin. While gross margin improved as a percent of sales compared to the fourth quarter, gross margin as a percent of sales and thus earnings in the current quarter continued to be negatively impacted compared to the prior year by higher precious and base metal prices, primarily copper. The Company has only been able to pass through to customers a portion of the higher costs. Copper prices increased an additional 15% during the first quarter of 2006 after increasing 42% in 2005.  Precious metal and base metal costs passed through in sales without any margin benefit, coupled with the portion of costs that could not be passed through, combined to lower the first quarter 2006 gross margin as a percent of sales by 1.6 points compared to the first quarter of 2005.

As was previously announced, the Company expected to record a higher provision for income tax in 2006 which negatively affects the quarterly earnings comparisons to the prior year. This was due to a change in the accounting treatment of the Company’s deferred tax asset allowance. Since the Company continues to have significant net operating loss carryforwards, most of the additional tax provision will be non-cash expense. A 32% effective tax rate was applied to the current quarter’s income before income taxes. This compares to an 11% effective tax rate for the first quarter of 2005. The major difference between the two rates is that the domestic federal tax expense was offset in 2005 by the reversal of a portion of the Company’s deferred tax asset allowance. Therefore, the first quarter 2006 earnings per share comparison to the prior year is negatively affected by approximately $0.05 per share due to the prior year having a lower effective tax rate. On a pre-tax basis, earnings were $7.7 million in the quarter compared to $4.8 million in the first quarter of 2005, an increase of 60%.

BUSINESS SEGMENT REPORTING

Metal Systems Group:

The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI), Beryllium Products and Brush Resources Inc.

The Metal Systems Group’s first quarter sales of $86.2 million were 8% higher than first quarter 2005 sales of $79.5 million. The first quarter operating profit was $2.0 million versus $2.6 million for the same quarter a year ago. Margins were negatively impacted during the current quarter compared to the prior quarter by higher copper prices and unfavorable exchange rates caused by a stronger U.S. dollar. In addition, the first quarter of the prior year included approximately $6 million of non-repeat higher margin sales of materials for NASA’s James Webb Telescope project.

Alloy Products’ first quarter sales of $60.4 million were 15% above first quarter 2005 sales of $52.6 million. Strip form product sales were up 12% and bulk form were up 25% over the respective 2005 quarter. Alloy experienced strong sales growth in all core markets including the telecommunications handset market segment, automotive electronics, oil and gas, aerospace, heavy equipment and engineered products for power generation. Alloy bulk products continues to benefit from the acceptance of its new products, particularly ToughMet®. Key new applications include instrumentation housings for oil and gas products and bushings and bearings in heavy equipment and aerospace products. Although lead times are short, Alloy’s order entry, overall, remains strong for the second quarter of 2006.

TMI’s first quarter sales of $17.9 million were $5.2 million or 41% higher than first quarter 2005 sales of $12.7 million. The sales increase was primarily due to strong demand in the telecommunications and computer and automotive electronics markets. New product growth including materials for disk drive arms and energy and medical product applications contributed to the strong growth during the first quarter. The strong conditions and related order entry strength has continued thus far during the second quarter.

Beryllium Products’ first quarter sales of $7.9 million were down 44% compared to sales of $14.2 million for the same period of last year. First quarter 2005 included $6.1 million of sales of materials for NASA’s James Webb Telescope. The supply contract for this material was substantially completed in 2005. Sales for the first quarter of 2006 therefore did not include any significant amount of James Webb Telescope materials. Excluding this from the comparisons, Beryllium Products’ sales are down 4% from the first quarter of 2005. It is expected that Beryllium Products’ sales will improve during the second quarter.

Brush Resources did not have sales to external customers in the first quarter of 2006 or 2005.

Microelectronics Group:

The Microelectronics Group includes Williams Advanced Materials Inc. (WAM) and Electronic Products.

The Microelectronics Group’s first quarter 2006 sales of $81.5 million were up $30.6 million or 60% compared to the first quarter 2005 sales of $50.9 million. Operating profit of $8.7 million was up $5.0 million compared to the first quarter 2005 operating profit of $3.7 million.

WAM’s first quarter sales of $75.4 million were $31.2 million or 71% higher than first quarter 2005 sales of $44.2 million. The increase in sales was driven by continued strong core demand and new product applications in the magnetic data storage, wireless photonics, handset and semiconductor markets. Subsequent to the first quarter of 2005, WAM acquired OMC Scientific Holdings Limited, Thin Film Technology, Inc. and CERAC, incorporated. These three acquisitions have added to WAM’s product breadth and accounted for approximately $8.7 million or 28% of the sales growth during the first three months of 2006. Precious metal price increases passed on to customers during the first quarter were approximately 20% of the sales growth. WAM is continuing to expand its geographic reach in Europe and Asia and is in the process of opening facilities in the Czech Republic and China. We expect order entry to remain strong in the second quarter of 2006.

Electronic Products’ first quarter 2006 sales of $6.1 million were down 9% from first quarter 2005 sales of $6.7 million. The sales decline was due to softness in the sectors of the telecommunications and computer market that this business serves.

OUTLOOK

Most of our markets were stronger than expected during the first quarter of the year and we continued to make good progress with our new products and our initiatives to penetrate new markets. We also made progress in the first quarter with our initiatives to improve margins. Our acquisitions delivered the expected results as well.

These positive factors have continued thus far in the second quarter. We believe these conditions will continue throughout the quarter and therefore expect results for the quarter to be similar to those of the first quarter. At this time, sales for the second quarter are expected to be in the range of $160 to $170 million, up approximately 20% to 25% compared to the same quarter of the prior year. Earnings are expected to be in the range of $0.25 to $0.30 per share.

While our markets are subject to inventory swings and macro economic factors could yield a softer second half compared to the first half, based on the first quarter and the outlook for the second quarter, we are raising the outlook for the year. Earnings are now expected to be in the range of $0.95 to $1.10 per share, up $0.15 per share compared to the previous estimate provided.

CHAIRMAN’S COMMENTS

Commenting on the results, Gordon D. Harnett, Chairman and CEO, stated, “I am pleased with the continued growth in revenue and net income that was generated during the first quarter of 2006. Our new product and new market initiatives, our efforts to broaden our product and market breadth, our geographic expansions, our lean manufacturing programs and our recent acquisitions are resulting in growth in revenue and earnings and are adding significantly to shareholder value. As previously announced I will be retiring and thus stepping down as Chairman and CEO upon conclusion of the Company’s annual meeting of shareholders on May 2. I have enjoyed my tenure, as well as my association with the employees of Brush, and have appreciated the support of our shareholders. I am confident that I’m leaving the Company with a high quality management team, one that’s committed to succeed. I look forward to the Company’s continuing progress.”

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, magnetic and optical data storage, aerospace and defense, automotive electronics, industrial components and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the year 2006;

•	Our success in developing and introducing new products and applications;

•	Our success in integrating newly acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of materials, tax rates, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, and the cost and availability of insurance.

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	March 31,	Dec 31
(Dollars in thousands)	2006	2005
Assets
Current assets
Cash and cash equivalents	$5,946	$10,642
Accounts receivable	85,962	69,938
Inventories	121,158	104,060
Prepaid expenses	16,752	14,417
Deferred income taxes	1,177	1,118

Total current assets	230,995	200,175
Other assets	18,118	8,252
Related-party notes receivable	358	358
Long-term deferred income taxes	1,259	4,109
Property, plant and equipment	551,110	540,420
Less allowances for depreciation,
depletion and impairment	372,998	363,358

	178,112	177,062
Goodwill	19,097	12,746

	$447,939	$402,702

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$27,301	$23,634
Current portion of long-term debt	632	636
Accounts payable	23,767	20,872
Other liabilities and accrued items	41,284	38,522
Unearned revenue	1,380	254
Income taxes	981	726

Total current liabilities	95,345	84,644
Other long-term liabilities	7,879	8,202
Retirement and post-employment benefits	66,574	65,290
Deferred income taxes	152	172
Long-term debt	58,882	32,916
Shareholders’ equity	219,107	211,478

	$447,939	$402,702

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	First Quarter Ended
	March 31,	April 1,
(Dollars in thousands except share and per share amounts)	2006	2005
Net sales	$167,723	$130,372
Cost of Sales	133,580	101,795

Gross margin	34,143	28,577
Selling, general and administrative expense	23,908	18,701
Research and development expense	1,081	1,241
Other-net	325	2,211

Operating profit	8,829	6,424
Interest expense	1,143	1,622

Income before income taxes	7,686	4,802
Income taxes	2,459	516

Net income	$5,227	$4,286
Per share of common stock: basic	$0.27	$0.22
Per share of common stock: diluted	$0.27	$0.22
See notes to consolidated financial statements.